Exhibit 10.10
May 27, 2004
Yancey L. Spruill
17 West 64th Street, Apt. 8F
New York, NY 10023
Dear Yancey,
We are pleased to offer you the regular, full-time position of Chief Financial Officer with DigitalGlobe, Inc. at a biweekly salary of $8,653.85, which annualized is equivalent to $225,000. You will also receive a signing bonus of $10,000 in your first paycheck. Should you voluntarily leave the company within a year from your hire date your signing bonus will be fully reimbursable to the company. You will be eligible for the standard executive Incentive Program of 50% based on company performance. The effective date of the position is August 2, 2004 or as soon as possible. You will report to Henry Dubois, President.
As a regular employee of DigitalGlobe, Inc., you will be eligible to participate in a number of Company-sponsored benefits, which will be explained to you when you begin work. The Company will give you an option to purchase 400,000 shares of DigitalGlobe, Inc. Common Stock at the option price of $2.00 per share in effect on your date of hire. The vesting criteria consist of 25% on stated start date, and 25% on each annual anniversary.
In addition, you will be able to participate in a special transaction bonus program that is being set-up. This program, while outlined in the attached, has some details still being worked out and needs to be approved by the Board. Your percentage of participation will be 12.5%. It is expected that this will be completed shortly.
DigitalGlobe, Inc. will reimburse you for expenses incurred by yourself or by a third party, including temporary living or agent fees on sale of current primary residence, if necessary, on your behalf in moving from the New York, NY area to the Longmont, Colorado area up to $50,000, inclusive of any tax gross-up. However, if you voluntarily separate from the company within one year of your start date, all relocation allowance and assistance will be reimbursable to DigitalGlobe, Inc. Applicable taxes associated with nondeductible reimbursed expenses will be the responsibility of the employee.
Employment with DigitalGlobe, Inc. is At-Will. As an At-Will employee your employment with DigitalGlobe, Inc. is not for a specific term and can be terminated by yourself or by DigitalGlobe, Inc. at any time for any reason, with or without cause, with or without notice excepting the provisions made in this letter. Any contrary representations which may have been made or which may be made to you are superseded by this offer.
If DigitalGlobe, Inc. terminates your employment within 24 (twenty-four) months of your start date for any reason other than “Cause” or “Disability,” you will be paid as severance an amount equal to your then current annual base salary, payable in a lump sum no later than 15 days following the effective date of such termination of employment and your stock options will become fully vested. In addition, the Company will provide continued health insurance for you and your eligible family members on the same terms as in effect immediately before such termination of employment, through the first anniversary of the effective date of such termination of employment, or if earlier, through the date you become eligible for similar health insurance provided by a subsequent employer. In the event of any other termination of employment, you shall only be entitled to receive accrued but unpaid base salary and any other amounts that may be expressly provided for under the terms of any approved Company policy or plan. These benefits will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment. For these purposes, “Cause” means (i) your willful failure to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere, a crime that constitutes a felony, or (Iv) your material breach of any provision of this agreement; and “Disability” means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 90 days in any twelve-month period.
As this position will be an Officer of the company, the Board needs to approve this offer and that also is expected shortly.
If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by you and an authorized DigitalGlobe, Inc. Officer.
Your employment pursuant to this offer is contingent upon your execution of the enclosed Proprietary Information and Inventions Agreement and upon you providing DigitalGlobe, Inc. with the legally required proof of your identity and authorization to work in the United States. In addition, your commencement of employment shall constitute acceptance of the terms and conditions in the Proprietary Information and Inventions Agreement regardless of whether you have signed.
We look forward to having you with us. If you accept the offer described above, please return to Marta Been, Senior Director of Human Resources and Administration, a signed copy of this letter and the executed Proprietary Information and Inventions Agreement. This offer, if not accepted, will expire on June 4th, 2004.
If you have any questions, please call.
Sincerely,

/s/ Henry E. Dubois
Henry E. Dubois
President

I have read and I understand the terms and conditions of this offer:	/s/ Yancey Spruill
(Employee’s signature)
Planned start date: August 2, 2004 (must be a Monday)
Attachment: Transaction Bonus Summary

Attachment — Transaction Bonus Summary
1.	Purpose
(a)	The purpose of the Plan is to provide a means by which Qualified Recipients may be given an opportunity to be compensated for their contributions to the Company upon certain Change in Control events, as set forth in the Plan. The fund will be distributed to a select group of senior management upon the closing of a transaction.
2.	Summary
(a)	Creation of Compensation Fund Upon Closing. The Bonus Compensation Fund shall be automatically created and funded upon the occurrence of a Closing during the Term in which the Per Share Price of Common Stock is equal to or greater than $1.75 (for purposes of clarity, no Fund shall be created or funded in the event that the Per Share Price at Common Stack at a Closing is less than $1.75).

(b)	Funding. Immediately upon a Closing (but not prior to a Closing), the Fund shall be funded (it applicable) in the amount set forth in Section 3(c) and held until Distribution.

(c)	Amount of Fund. The Fund shall be computed as follows:
(ii)	If the Per Share Price of Common Stock is equal to or greater than $1.75 but less than or equal to $3.25, then the Fund shall be $5 million;

(ii)	If the Per Share Price of Common Stock is greater than $3.25, then the Fund shall be $10 million.

(iii)	In the event of an IPO, the board is still working through the mechanism to provide equivalent incentive.
3.	Rate of Participation
(a)	As the Chief Financial Officer, you will be entitled to 12.5% of this fund in the event of an applicable transaction.
4.	Additional details — Additional details on the terms and conditions of this fund will be provided shortly.

PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
DigitalGlobe
1900 Pike Road
Longmont, CO 80501-6700
Gentlemen:
          The following confirms an agreement between me and DigitalGlobe, Incorporated (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:
     1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers, suppliers, licensers or other third parties which may be learned by me during the period of my employment.
     2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:
          (a) All Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information, patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith. At all times, both during my employment by the Company and for three years after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it or secret or confidential information or technology of third parties to whom the Company has obligation of confidence without the written consent of the Company, except as may be necessary or required in the ordinary course of performing my duties to the Company.
          (b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately.

          (c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others during the term of my employment and for one (1) year thereafter. To the extent that I believe the Company does not have rights to the assignment of such invention, I will promptly notify the Company of such belief and provide written evidence to substantiate that belief. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.
          (d) During the term of my employment and for one (1) year thereafter, I will not directly or indirectly encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
          (e) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted and to the extent permitted by law shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, rights with respect to mask works and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, registration of copyrights, and rights with respect to mask works and protection of trade secret rights or other rights thereon with the same legal force and effect as if executed by me.
          (f) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.
          (g) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company, i have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

     3. In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the business of the former employer who developed such information.
     4. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
     5. If any term of this Agreement is determined to be unenforceable, such provision shall not affect the enforceability of the remainder of the Agreement.
Dated: June 1, 2004

/s/ Yancey Spruill	[Employee signature]

Yancey Spruill	[Employee name]

Accepted and Agreed to:

DigitalGlobe

By:	/s/ Marta Beann
	Title:	Senior Director of HR

EXHIBIT A
DigitalGlobe
1900 Pike Road
Longmont, CO 80501-6700
Gentlemen:
          1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by DigitalGlobe (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.
☑      No inventions or improvements.
☐      See below:
☐      Additional sheets attached.
          2. I propose to bring to my employment the following materials and documents of a former employer:
☑      No materials or documents.
☐      See below:

/s/ Yancey Spruill	[Employee signature]